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                                                                       Ex. 10.18

                IN THE CIRCUIT COURT OF HINDS COUNTY, MISSISSIPPI
                             FIRST JUDICIAL DISTRICT

IN RE: BOGALUSA CHEMICAL                          CASE NUMBER: 251-96-493CIV
       RELEASE                                                 ALL CASES

      Reference is made to a Conditional Agreement to Settle executed on or about August 20, 1998 by the Mississippi Plaintiffs' Counsel, on behalf of the Mississippi Plaintiffs, and the Compromising Parties, appearing through their respective counsel of record. Said Conditional Agreement to Settle is hereby amended and restated in its entirety to read as follows:

                         CONDITIONAL AGREEMENT TO SETTLE

      This Conditional Agreement to Settle, is made as of August 20, 1998, by and among the Mississippi Plaintiffs' Counsel, on behalf of the Mississippi Plaintiffs, and the Compromising Parties, appearing through their respective counsel of record, and the Settling Insurers. This Conditional Agreement to Settle sets forth the terms, conditions and provisions of a conditional agreement to settle all claims of the Mississippi Plaintiffs against the Compromising Parties, the Related Parties, and the Settling Insurers Related to the Incident. This Conditional Agreement to Settle, although not itself subject to Court approval, may be attached to the Joint Motion for Stay, seeking the stay of actions against the Compromising Parties, the Related Parties, and the Settling Insurers as described in Section 4.4 below, all of which are subject to the recitals, definitions, terms and conditions set forth herein:


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      1. DEFINITIONS OF TERMS OF GENERAL APPLICATION

      Unless otherwise expressly stated herein, the following terms shall have the meanings and definitions expressed as follows:

      1.1 The term "Agreement" shall mean and include this Conditional Agreement to Settle, all exhibits and attachments to this Conditional Agreement to Settle, and all judgments or orders of the Court related to this Conditional Agreement to Settle.

      1.2 The term "Certification Judgment" shall mean and refer to the judgment of the Louisiana First Circuit Court of Appeal affirming in all material respects (as determined by the mutual agreement of the Compromising Parties and the PLC) the Louisiana Court's order dated November 10, 1997 certifying the Class Action as a class action and defining the class as the Class Definition.

      1.3 The term "CIGNA" shall mean and refer to CIGNA Insurance Company in its capacity as an insurer of any of the Compromising Parties and/or the Related Parties.

      1.4 The term "Claims for Contribution, Indemnity, and/or Subrogation" shall mean and refer to (a) any cross claims now or hereafter asserted in any court or tribunal (or any judgment entered on such a claim) by any Nonsettling Party or any person or entity claiming by, through, or on behalf of such Nonsettling Party against any of the Compromising Parties, the Related Parties, or the Settling Insurers or Hartford Related to the Incident, and (b) any claim now or hereafter asserted in any court or tribunal (or any judgment entered on such a claim) by any Nonsettling Party or other third party alleging that any of the Compromising Parties, the Related Parties, or the Settling Insurers or Hartford is or may be liable to such Nonsettling Party or other third party for all or part of a claim for damages or other relief asserted against said Nonsettling Party or other third party in connection with or with respect to any claim Related to the Incident, whether under contract, tort, or otherwise, including, but not limited to, claims for personal injury


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or death, property damage, damages of any other kind, payment of medical expenses and/or lost income, medical monitoring, injunctive or equitable relief, payment of attorneys' fees, and specifically including subrogation claims by workers' compensation insurers, employers, and/or health care insurers or providers. The only claims for contractual indemnity against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers of which the parties are presently aware are those asserted in the pleadings filed by Gaylord Chemical Corporation, Gaylord Container Corporation, Kansas City Southern Railway, and/or Illinois Central Railroad in the Class Action and/or the Mississippi Action.

      1.5 The term "Class Action" shall mean and refer to "In Re: Chemical Release at Bogalusa," No. 73,341--Div. "C"--ALL CASES, on the docket of the 22nd Judicial District Court in and for the Parish of Washington, Louisiana.

      1.6 The term "Class Definition" or "Class as defined" shall mean and refer to the class and subclasses defined by the Louisiana Court by order dated November 10, 1997. By that order, the Louisiana Court defined the class as follows:

      All persons and legal entities located or residing in, owning places of business or property in, operating businesses in, attending school or working in, and/or who were present within the geographic area specified herein, who sustained bodily and/or personal injury, loss, property damage, and/or other damage, as the result of an explosion, rupture, escape and/or leak or leaks of nitrogen tetroxide (N204) and their derivatives from a railroad tank car, mobile truck tanker-trailers, and/or related loading/unloading piping or other structures located on the premises of Gaylord Chemical Corporation in Bogalusa, Louisiana, occurring in and during October 1995, as well as those family members of such persons who may themselves have claims arising out of injury to such persons.

      The geographic boundaries of the class are defined below. The definition includes a reference to the "City Rectangle" which will be defined as the area within the smallest rectangle which will encompass all of the City Limits of Bogalusa. The class boundaries will be the area within the following truncated wedge-shaped region: 1) begin at the southeast corner of the City Rectangle, and extend the line comprising the southern side of the City Rectangle until the point at which it reaches the Pearl River; 2) then follow the western bank of the Pearl River northward until reaching the northeastern most point of the boot of Louisiana; 3) from that point, draw a straight line to the confluence of Gully Creek,


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      Upper Little Creek, and Kellers Creek in Marion County, Mississippi; 4)
      from the confluence of those three creeks in Marion County, Mississippi, draw a straight line in a westerly direction to the intersection of State Highway 570 and U.S. Highway 51 in Pike County, Mississippi; 5) then from the intersection of State Highway 570 and U.S. Highway 51 draw a straight line to the southwestern corner of the City Rectangle, in Washington Parish, Louisiana; 6) continue east along the southern boundary of the City Rectangle until reaching the point of beginning at the southeastern corner of the City Rectangle.

      The Class as defined was subdivided by the Louisiana Court by said order into the following subclasses: (1) bodily/personal injury claims (including loss of consortium); (2) property damage claims (both real and personal property);
(3) economic losses (including, but not limited to, lost profits, lost wages, or business interruption); (4) evacuation damages; (5) fear and fright claims; and
(6) punitive/exemplary damages.

      1.7 The "Class" or "Class Members" or "members of the Class" shall mean and refer to those persons and/or entities within the Class Definition who do not timely opt out of the Class as defined.

      1.8 The term "Class Settlement Fund" shall mean and refer to the total amount of settlement funds deposited in the Preliminary Escrow Account under the Louisiana Conditional Agreement to Settle, together with all interest earned or accrued thereon, and less (a) the charges specified in the Preliminary Escrow Agreement, (b) any distributions made, or to be made, with respect to Independent Claims (including, without limitation, Mississippi Claims), as provided in Section 5 below, (c) any Independent Claims Contingency Escrow, and
(d) any Other Claims Contingency Escrow.

      1.9 The term "Compensatory Damage Claims" shall mean and refer to all claims Related to the Incident other than Exemplary Damage Claims.

      1.10 The term "Compromising Parties" shall mean and refer to Vicksburg Chemical Company, Cedar Chemical Corporation, Nine West Corporation, Trans-Resources, Inc., and TPR Investment Associates, Inc., both individually and collectively.


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      1.11 The term "Conditional Agreement to Settle" shall mean and refer to the conditional agreement to settle contained herein executed by or on behalf of the Compromising Parties, the MPC, the Mississippi Plaintiffs, and the Settling Insurers, and all exhibits and attachments made part of such agreement to settle.

      1.12 The term "Court" shall mean and refer to the Circuit Court of Hinds County, Mississippi, First Judicial District and the Honorable James E. Graves Jr., or his successor.

      1.13 The "Effective Date" of the settlement contemplated by this Agreement shall mean and refer to the day following the last of the following occurrences:

            1.13.1 entry by the Louisiana Court of the Final Order and Judgment; and

            1.13.2 the Final Order and Judgment becomes Final; and

            1.13.3 expiration of the Prescriptive Period, as defined in Section 1.46; and

            1.13.4 the release of all claims asserted in actions listed in
Exhibit 1 insofar as they affect the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers (except for those matters, if any, to be resolved through the Independent Claims Contingency Escrow and/or the Other Claims Contingency Escrow) and the binding obligation for the dismissal, with prejudice and with each party to bear its own costs, of all such actions; and

            1.13.5 entry of an order by the appropriate authority approving the Preliminary Settlement Agreement in accordance with the Louisiana Workers' Compensation Act, La. R.S. 23:1101 and 1102, where applicable for a Participating Class Member, which order is upheld through all appeal and writ proceedings, if any, and procurement of a waiver of all subrogation rights from any workers' compensation insurance carriers for the Compromising Parties and/or the Related Parties.


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      1.14 The term "Exemplary Damage Claims" shall mean and refer to all claims for punitive and/or exemplary damages pursuant to Mississippi Code Annotated
Section 11-1-65, former LSA-C.C. art. 2315.3, or any other statute, rule, regulation, judicial decision or legal doctrine Related to the Incident.

      1.15 The term "Exhibit 1" shall mean and refer to the Exhibit 1 attached hereto, consisting of a listing of plaintiffs (including, without limitation, putative Class Members) in actions believed by the MPC and the Compromising Parties to be pending in federal or state court as of August 13, 1998, who are believed by the MPC and the Compromising Parties to have claims against the Compromising Parties, the Related Parties, and/or the Settling Insurers Related to the Incident. Exhibit 1 also provides a full description of the relevant federal or state court actions involved. Exhibit 1 shall be amended as further information becomes available to the MPC and the Compromising Parties. All references to Exhibit 1 in this Agreement shall mean Exhibit 1 as it is amended from time to time. Whether any person or entity listed in Exhibit 1 is a Class Member shall be determined by whether such person or entity (i) is included within the Class as defined, and (ii) if so, whether such person or entity has opted out of the Class as defined.

      1.16 The term "Final" shall mean that no timely appeals, collateral attacks, writs, petitions, or requests for review or extraordinary relief have been taken from or with respect to a judgment, order, ruling, or decision and that if any such appeal, collateral attack, writ, petition, or request for review or extraordinary relief has been taken from or with respect to the judgment, order, ruling, or decision, the relevant judgment, order, ruling, or decision has been affirmed without revision and there is no further right to appeal, petition, collaterally attack, bring a writ or request review or extraordinary relief from or with respect to such judgment, order, ruling, or decision.

      1.17 The term "Final Order and Judgment" shall mean and refer to the order to be entered by the Louisiana Court, following the fairness hearing, which shall:


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            1.17.1 Confirm the certification of the Class as defined under former article 593.1 of the Louisiana Code of Civil Procedure;

            1.17.2 Approve the Preliminary Settlement Agreement, as proposed, and specifically decree that all of the terms and conditions of the Preliminary Settlement Agreement are adopted in the Final Order and Judgment by reference;

            1.17.3 Dismiss the Class Action upon the Effective Date, with prejudice and with each party to bear its own costs, insofar as affecting the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers and all other actions now existing or hereafter brought upon the Released Claims by the Class or any Class Member;

            1.17.4 Finally and permanently bar and enjoin all Class Members (including, without limitation, all persons and entities claiming by, through, or on behalf of a Class Member) from asserting any and all Released Claims;

            1.17.5 Finally release the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers from any and all Released Claims by, through or on behalf of a Class Member;

            1.17.6 Finally and permanently bar and enjoin the commencement and/or prosecution by any Nonsettling Parties or other third parties of any and all Claims for Contribution, Indemnity, and/or Subrogation against any Compromising Party, Related Party, Settling Insurer or Hartford;

            1.17.7 Require that each member of the Class defend, indemnify, and hold harmless the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers from and against any and all past, present, or future claims, demands, suits, causes of action, rights of action, liabilities, liens, or judgments of any kind whatsoever by, on behalf of, through, or deriving from the claims of that member of the Class, or by, on behalf of, through, or deriving from his, her, its, or their heirs, executors,


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representatives, attorneys or former attorneys, successors, employers, insurers, employers' insurers, health insurers, health care providers, assignees, subrogees, predecessors in interest, successors in interest, beneficiaries or survivors, arising out of or in any way Related to the Incident, all as more fully set forth in the Preliminary Settlement Agreement;

            1.17.8 Require that each member of the Class defend, indemnify, and hold harmless the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers from and against any Claims for Contribution, Indemnity, and/or Subrogation, whether arising under tort, contract or otherwise, related to or connected in any way with the Released Claims of that Class Member;

            1.17.9 Require that the Class and each of the Class Members not attempt to execute or to collect any judgment or any portion of any judgment obtained against one or more of the Nonsettling Parties or other third parties to the extent or in a manner that the execution or collection of the judgment or any portion thereof would create in the judgment debtor any right to recover from any of the Compromising Parties, the Related Parties, Hartford, or the Settling Insurers any sums based on Claims for Contribution, Indemnity, and/or Subrogation;

            1.17.10 Require that the Class and each of the Class Members reduce or satisfy any judgment that it or they may obtain against a Nonsettling Party or other third party to the extent necessary to extinguish any Claims for Contribution, Indemnity, and/or Subrogation by such Nonsettling Party or other third party against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers arising from such judgment;

            1.17.11 Provide that under applicable law, including former article 594 of the Louisiana Code of Civil Procedure, the Preliminary Settlement Agreement is entered into in good faith, is reasonable, fair, and adequate, and in the best interests of the Class, and is non-collusive;


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            1.17.12 Require each Class Member who receives any payment from the
Class Settlement Fund to execute and deliver to the Compromising Parties a written release of all the Released Claims by, through or on behalf of that Class Member, as more fully set forth in the Preliminary Settlement Agreement;

            1.17.13 Provide that, upon the submission to the Louisiana Court of evidence that the escrow agent for the Preliminary Escrow Account has, pursuant to Section 7.3 of the Louisiana Conditional Agreement to Settle, placed the amount calculated to be the Class Settlement Fund into a subaccount within the Preliminary Escrow Account established pursuant to the Preliminary Escrow Agreement to hold the Class Settlement Fund (hereinafter the "Class Settlement Fund Subaccount"), the Louisiana Court will enter a final order of satisfaction of judgment upon the Effective Date; and

            1.17.14 Reserve unto the Louisiana Court exclusive jurisdiction over the parties to the Preliminary Settlement Agreement solely for the purpose of administering, supervising, construing, and enforcing the Preliminary Settlement Agreement and the Final Order and Judgment and supervising the management and disbursement of the Class Settlement Fund, without prejudice to the rights of any party to contest personal jurisdiction for any other purpose.

      1.18 The term "Gaylord Plant" shall mean and refer to the Gaylord Chemical Corporation plant in Bogalusa, Louisiana

      1.19 The term "Hartford" shall mean and refer to The Hartford Fire Insurance Company in its capacity as an insurer of any of the Compromising Parties and/or the Related Parties.

      1.20 The term "Incident" shall mean and refer to and include each and every event upon which allegations have been made or could have been made against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers for recovery of damages or other relief or remedy, arising


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out of, related to or connected in any way to the explosion(s) and/or rupture(s)
of, and/or the release(s), discharge(s), escape(s) and/or leak(s) of nitrogen tetroxide (N2O4) or derivatives thereof or other substances from, a railroad tank car, mobile truck tanker-trailers and/or related loading/unloading piping or other structures located on the premises of the Gaylord Plant during October 1995. Without limiting the generality of the foregoing, the term "Incident" shall include any other consequence of such explosion(s), rupture(s), release(s), discharges(s), escape(s) and/or leak(s) and the conduct of the Compromising Parties, the Related Parties, Hartford, the Settling Insurers, and/or the Nonsettling Parties with respect thereto.

      1.21 The term "Independent Claims" shall mean and refer to any and all of those claims Related to the Incident, including, without limitation, those claims defined below as Released Claims, asserted by Opt-Out Parties and/or other persons and/or entities who are not putative Class Members in actions instituted against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers on or before the last day of the Prescriptive Period. The term "Independent Claims" includes the Mississippi Claims.

      1.22 The term "Independent Claims Contingency Escrow" shall mean and refer to the escrow account for the sum which may be set aside within the Preliminary Escrow Account (i.e., by being placed in the subaccount within the Preliminary Escrow Account established pursuant to the Preliminary Escrow Agreement to hold the Independent Claims Contingency Escrow), pursuant to Section 5.10 of the Louisiana Conditional Agreement to Settle to satisfy Independent Claims after the Preliminary Settlement Date.

      1.23 The term "Independent Claims Period" shall mean and refer to a period of fifteen (15) months commencing on the day following the date that the opt-out period expires or such other period as the parties may mutually agree upon.


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      1.24 The term "Independent Claims Plaintiff" or "Independent Claims
Plaintiffs" shall mean and refer to those persons and/or entities with Independent Claims.

      1.25 The term "Initial Twenty Plaintiffs" shall mean and refer to those twenty Mississippi Plaintiffs selected by the Court in its order dated June 18, 1998, to participate in the Initial Twenty Trial. The Initial Twenty Plaintiffs are listed in Exhibit 2 attached hereto.

      1.26 The term "Initial Twenty Trial" shall mean and refer to the trial of the claims of the Initial Twenty Plaintiffs, which the Court has selected to be the initial trial in the Mississippi Action.

      1.27 The term "Insurance Companies" shall mean and refer to CIGNA, Hartford, National Union, Reliance, Steadfast, and Westchester in their capacities as insurers of any of the Compromising Parties and/or the Related Parties.

      1.28 The term "Letter Agreement" shall mean and refer to that letter agreement dated and executed on August 14, 1998 by or on behalf of the Mississippi Plaintiffs and the Compromising Parties regarding settlement of the claims of the Initial Twenty Plaintiffs.

      1.29 The term "Louisiana Conditional Agreement to Settle" shall mean and refer to the conditional agreement to settle executed by or on behalf of the Compromising Parties, the PLC and the Class on or about August 21, 1998, as such agreement has been amended and restated in its entirety and executed by or on behalf of the Compromising Parties, the PLC, the Class and the Settling Insurers, together with all exhibits and attachments made part of such agreement to settle.

      1.30 The term "Louisiana Court" shall mean and refer to the 22nd Judicial District Court in and for the Parish of Washington, Louisiana and the Honorable Patricia T. Hedges (as of August 20, 1998) or her successor.


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      1.31 The term "Mississippi Action" shall mean and refer to those consolidated actions more particularly referred to as "In Re: Bogalusa Chemical Release," Civil Action Number 251-96-493CIV ALL CASES, on the docket of the Circuit Court of Hinds County, Mississippi, First Judicial District, including the following numbered civil actions:

                                    No. 251-96-493-CIV
                                    No. 251-96-956-CIV
                                    No. 251-96-976-CIV
                                    No. 251-96-1051-CIV
                                    No. 251-96-1052-CIV
                                    No. 251-96-1053-CIV
                                    No. 251-96-1054-CIV
                                    No. 251-96-1063-CIV
                                    No. 251-97-385-CIV
                                    No. 251-97-1494-CIV.

      1.32 The term "Mississippi Claims" shall mean and refer to any and all of those claims Related to the Incident asserted by plaintiffs in the Mississippi Action against the Compromising Parties, the Related Parties, and/or the Settling Insurers.

      1.33 The term "Mississippi Plaintiff" or "Mississippi Plaintiffs" shall mean and refer to those persons or entities with Mississippi Claims.

      1.34 The term "Mississippi Plaintiffs' Counsel" or "MPC" shall mean and refer to the following attorneys who represent one or more of the Mississippi
Plaintiffs:

                                    David T. Cobb
                                    Frank J. D'Amico
                                    Henry A. Dart
                                    Frank C. Dudenhefer, Jr.
                                    Val P. Exnicios
                                    Linnes Finney, Jr.
                                    John Lee Grayson
                                    Jack W. Harang
                                    Robert L. Johnson, III
                                    Gladstone N. Jones, III


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

                                    Stuart H. Smith
                                    John L. Young

      1.35 The term "Mississippi Stay Order" shall mean and refer to the rulings or orders of the Court fully granting the joint motions or requests of the MPC and one or more of the Compromising Parties as described in Sections 4.2, 4.3, and 4.4 below.

      1.36 The term "National Union" shall mean and refer to National Union Fire Insurance Company of Pittsburgh, Pennsylvania in its capacity as an insurer of any of the Compromising Parties and/or the Related Parties.

      1.37 The term "Nonsettling Party" or "Nonsettling Parties" shall mean and refer to any and all persons and/or entities against whom the Class and/or any members of the Class and/or any Independent Claims Plaintiffs (including, without limitation, the Mississippi Plaintiffs) and/or any other persons and/or entities have, may have had, or may assert in the future, any claim or action Related to the Incident, whether or not presently named or identified in the Mississippi Action or Exhibit 1, other than the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers. A list of all currently identified Nonsettling Parties is attached as Exhibit 3.

      1.38 The term "Opt-Out Parties," also referred to hereinafter as "Opt-Out Party," shall mean and refer to those persons and/or entities who or which timely opt out of the Class as defined. Unless otherwise ordered by the Court or another court of competent jurisdiction, to opt out of the Class as defined, a putative Class Member will have to take affirmative action pursuant to the procedure to be approved by the Louisiana Court, even if the putative Class Member desiring to opt out of the Class as defined files or has filed a separate action against the Compromising Parties, the Related Parties, and/or the Settling Insurers to assert claims Related to the Incident.


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      1.39 The term "Other Claims Contingency Escrow" shall mean and refer to the escrow account for the sum which may be set aside within the Preliminary Escrow Account (i.e., by being placed in the subaccount within the Preliminary Escrow Account established pursuant to the Preliminary Escrow Agreement to hold the Other Claims Contingency Escrow), pursuant to Section 5.13 of the Louisiana Conditional Agreement to Settle, to satisfy certain claims Related to the Incident.

      1.40 The term "Participating Class Member" shall mean and refer to any Class Member who has complied with all orders of the Louisiana Court in the Class Action and the requirements of the Preliminary Settlement Agreement necessary in order to receive payment from the Class Settlement Fund.

      1.41 The "Plaintiffs' Liaison Committee," hereinafter referred to as the "PLC" or "Class Counsel," shall mean and refer to the committee of attorneys appointed by the Louisiana Court to represent the Class in the Class Action, including:

                                    James S. Farmer
                                    Ronnie G. Penton
                                    Gerald E. Meunier
                                    Reginald J. Laurent
                                    Daniel E. Becnel, Jr.
                                    Joseph M. Bruno
                                    Roy K. Burns, Jr.
                                    Sandra A. Cheek
                                    Thomas M. Discon
                                    Walter C. Dumas
                                    Calvin Fayard
                                    Wendell H. Gauthier
                                    Donna Unkel Grodner
                                    Stephen B. Murray
                                    Michael J. Paduda, Jr.
                                    Suzette Peychaud-Bagneris
                                    Dr. Edward A. Robinson III
                                    W. Hugh Sibley
                                    Vernon P. Thomas
                                    Raymond Charles Vinet, Sr.
                                    Jesse L. Wimberly, III


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The PLC shall also include any other attorneys or committee of attorneys appointed by the Louisiana Court to represent the Class in the Class Action.

      1.42 The term "Preliminary Escrow Account" shall mean and refer to the escrow account (including all subaccounts thereof) to be established and administered in accordance with the Louisiana Conditional Agreement to Settle, the Preliminary Settlement Agreement and the Preliminary Escrow Agreement.

      1.43 The term "Preliminary Escrow Agreement" shall mean and refer to an agreement substantially in the form attached to the Louisiana Conditional Agreement to Settle as Exhibit 3.

      1.44 The term "Preliminary Settlement Agreement" shall mean and refer to an agreement substantially in the form attached as Exhibit 4 to the Louisiana Conditional Agreement to Settle. The form of the Preliminary Settlement Agreement may be modified by mutual agreement of the Compromising Parties, the Settling Insurers, and the PLC.

      1.45 The "Preliminary Settlement Date" shall mean and refer to the day following the last of the following occurrences:

            1.45.1 entry by the Louisiana Court of the Stay Order; and

            1.45.2 the Stay Order becomes Final; and

            1.45.3 entry by the Louisiana First Circuit Court of Appeal of the Certification Judgment; and

            1.45.4 the Certification Judgment becomes Final; and

            1.45.5 entry by the Court of the Mississippi Stay Order; and

            1.45.6 the Mississippi Stay Order becomes Final; and


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            1.45.7 expiration of the Prescriptive Period; and

            1.45.8 either (i) binding commitments are obtained for the release and dismissal with prejudice, with each party to bear its own costs, in form and content acceptable to the Compromising Parties in their sole discretion, of all Independent Claims, as acknowledged and accepted in writing by the Compromising Parties, or (ii) written approval from the Compromising Parties, pursuant to
Section 5.11 below, to conclude the settlement set forth in this Conditional Agreement to Settle and the Louisiana Conditional Agreement to Settle; and

            1.45.9 the placement of a sum mutually acceptable to the Compromising Parties and the PLC, in the Other Claims Contingency Escrow within the Preliminary Escrow Account to pay claims Related to the Incident other than Independent Claims.

      1.46 The term "Prescriptive Period" shall mean and refer to a period of one year commencing on the day following the last day for putative Class Members to opt out of the Class as defined.

      1.47 The term "Related Parties" shall mean and refer to, individually and collectively, (i) any and all of the present and former employees, officers, shareholders, directors, managers, representatives, adjusters, attorneys, agents, and contractors of any of the Compromising Parties, (ii) any and all parent or subsidiary companies or corporations, affiliated companies or corporations as defined in 15 U.S.C. 80(a)-2, brother or sister corporations (that is, all such entities that share a common parent with a Compromising Party), predecessors in interest, and successors in interest of any of the Compromising Parties, and all of their present and former employees, officers, shareholders, directors, managers, representatives, adjusters, attorneys, agents, and contractors, and (iii) any other person, firm, partnership, joint venture, corporation, limited liability company, or entity for which any of the Compromising Parties may be liable as a result of the Incident. The term "Related Parties" shall include, without limitation, Arie


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Genger, a natural person, and shall not include any Nonsettling Party or the insurer or insurers of any Nonsettling Party in their capacities as insurers of such Nonsettling Party. The rights of the Compromising Parties under this Agreement also extend to the Related Parties.

      1.48 The term "Related to the Incident" shall mean directly or indirectly arising from, related to, caused by, involved with, connected with, pertaining to, derived from and/or resulting from the Incident.

      1.49 "Released Claims" or "Released Claim".

            1.49.1 The term "Released Claims" or "Released Claim" shall mean and refer to any and all Compensatory Damage Claims, Exemplary Damage Claims or other claims (including, without limitation, all judgments and/or liabilities of any nature arising therefrom) Related to the Incident against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers that the Class and/or any member of the Class and/or any Independent Claims Plaintiffs (including, without limitation, any Mississippi Plaintiffs), and/or any person and/or entity entitled to assert any such claim on behalf of any of them, and/or any person and/or entity who or which derives or obtains any right or claim from or through any of them (e.g., subrogation claims by workers' compensation insurers, employers, and/or health care insurers or providers) have, may have had, or may assert in the future, regardless of whether the claimed injuries and/or damages are not yet known or manifest or whether such claim is known or unknown, filed or unfiled, asserted or not asserted, or existing or contingent, and regardless of the legal theory involved. The term "Released Claims" or "Released Claim" expressly includes, without limitation, any and all such liabilities and claims against any of the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers. The term "Released Claims" or "Released Claim" shall include, but shall not be limited to, claims against the Compromising Parties, the Related Parties, Hartford and/or the Settling Insurers for:

            (1) any and all claims of injury, loss or damage or any element of damages Related to the Incident, including, without limitation, claims for all known and unknown present and future injuries and/or damages; any and all claims for past, present and future mental, nervous, emotional and physical, partial and total, temporary and permanent disabilities; any and all claims for any form of injury to any part of the person, mind and body, including without limitation, injuries from fear, fright, and mental anguish; any and all claims for pain and suffering; any and all claims for pecuniary loss or loss of earnings or impairment of earnings capacity; any and all claims for loss of enjoyment of life, society, support, love, affection, comfort, association, care, sexual relations, consortium; any and all claims for medical monitoring, wrongful death, survival actions, punitive or exemplary damages, attorneys' fees, costs or expenses Related to the Incident;

            (2) any and all claims for damages or any element of damages, including property damages, personal injuries and/or wrongful death, survival damages, and punitive and exemplary damages presently existing, not yet arisen, unknown or known, Related to the Incident;

            (3) any and all claims, demands, damages (including property damages or diminution of property value, personal injuries and/or wrongful death, survival damages, and punitive and exemplary damages), expenses, losses, and causes of action of whatever nature arising out of, related to, caused by or connected in any way with any escape, release, leak or discharge of any alleged toxic materials or hazardous, toxic, dangerous or harmful substances Related to the Incident;

            (4) any and all claims for or based upon past, present or future illness, disease, condition or death, whether or not such illness, disease, condition or death exists at present or has manifested itself as of the date of this settlement Related to the Incident;

            (5) any and all claims for alleged or actual or risk or possibility or fear of suffering in the future from any disease, injury, illness or condition, or death therefrom Related to the Incident;

            (6) any and all claims for attorneys' fees or costs incurred in connection with any action Related to the Incident;

            (7) any and all claims for currently unpaid or future bills presented by any physician, health care provider, medical facility or pharmacy for treatment or examination Related to the Incident;

            (8) any and all claims for any other injury or damage, known or unknown, including, but not limited to, business interruption loss, loss of business opportunity, loss of profits, loss of income or other economic loss Related to the Incident;

            (9) any and all claims for nuisance or inconvenience, known or unknown, Related to the Incident;

            (10) any and all claims for expenses for evacuation, known or unknown, Related to the Incident;

            (11) any and all claims for expenses for the cleanup of any personal or real property, known or unknown, Related to the Incident;

            (12) any and all claims for any type of exemplary damage, known or unknown, under Section 11-1-65 of the Mississippi Code Annotated, former article 2315.3 of the Louisiana Civil Code, or any other statute, rule, regulation, judicial decision or legal doctrine, current or unknown, whether enumerated or not, Related to the Incident;

            (13) any and all claims for alleged exposure of any person and/or property to any allegedly hazardous, toxic, dangerous, or harmful substance which escaped, emanated, migrated, or which was discharged or released, under or from the Gaylord Plant or the surrounding area or vicinity in or as a result of the Incident;

            (14) any and all claims for any damage whatsoever arising out of, related to or connected in any way with any cleanup, response or removal action, or remediation of the Gaylord Plant and/or the surrounding area or vicinity under any body of law whatsoever, or attorneys' fees, costs, or expenses Related to the Incident;

            (15) any and all claims under any body of law whatsoever, including, but not limited to, statutory or case law, whether federal, state, or local, Related to the Incident;

            (16) any and all claims under any legal theory whatsoever, whether for negligence, strict liability, liability for ultrahazardous activities or conduct, absolute liability, liability for punitive/exemplary damages, liability for any wanton or reckless conduct, liability for intentional or deliberate acts, liability that is derivative or vicarious arising out of the conduct or fault of others for which the Compromising Parties, the Related Parties, Hartford or the Settling Insurers may be legally responsible, liability for nuisance, liability for the servitude or obligation of vicinage, liability for abuse of right, or any liability legally asserted or assertable under any federal, state, or local statute, directive, or regulation Related to the Incident;

            (17) any and all claims for any right legally assertable by any person and/or entity now or in the future, whether the claim is personal to such person and/or entity, derivative of the claim of any other person and/or entity, or as an assignee, successor, executor, survivor, beneficiary, heir, or representative of any person and/or entity to the extent Related to the Incident;

            (18) any and all claims whether the injuries and/or damages are past, present or future, whether known or unknown, foreseen or unforeseen, contingent, nascent, mature or otherwise, arising at law, in equity or otherwise Related to the Incident;

            (19) any claims Related to the Incident asserted or assertable against the Settling Insurers under LSA-R.S. 22:1220, LSA-R.S. 22:655, LSA-R.S. 22:658 or Mississippi law concerning an insurance company's (a) breach of a duty of good faith and fair dealing and/or (b) improper claims handling practices;

            (20) any and all claims for conspiracy or concert of action Related to the Incident;

            (21) any and all claims for statutory damages under any state or federal law Related to the Incident; and

            (22) any and all liens, assigned claims, subrogation interests or claims, or other encumbrances of any third parties Related to the Incident, including, but not limited to, federal, state or other health care providers, insurance carriers, health maintenance organizations, employers, or attorneys or associated counsel, notwithstanding whether such claims have been timely and properly asserted or whether the parties have notice of said claims as of the date of the Effective Date.

            1.49.2 The term "Released Claims" or "Released Claim" shall not include, and shall not be construed to include, the rights of the Class or any member of the Class or any Independent Claims Plaintiff (including, without limitation, any Mississippi Plaintiff) against any Nonsettling Party, such rights of the Class Members and the Independent Claims Plaintiffs being expressly reserved, except to the extent subject to a reduction or set-off by such Class Members or Independent Claims Plaintiffs by virtue of any contribution and/or indemnity owed by the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers to any of the Nonsettling Parties.

      1.50 The term "Reliance" shall mean and refer to Reliance Insurance Company in its capacity as an insurer of any of the Compromising Parties and/or the Related Parties.

      1.51 The term "Settlement Sum" shall mean and refer to the "Settlement Sum" as defined in the Letter Agreement.

      1.52 The term "Settling Insurers" shall mean and refer to, individually and collectively, Steadfast and National Union in each one's capacity as an insurer of the Compromising Parties and/or the Related Parties.

      1.53 The term "Stay Order" shall mean and refer to the order to be entered by the Louisiana Court pursuant to Section 4.1 below.

      1.54 The term "Steadfast" shall mean and refer to Steadfast Insurance Company in its capacity as an insurer of any of the Compromising Parties and/or the Related Parties.

      1.55 The term "Temporary Escrow Account" shall mean and refer to the escrow account to be established and administered in accordance with the Louisiana Conditional Agreement to Settle and the Temporary Escrow Agreement.

      1.56 The term "Temporary Escrow Agreement" shall mean and refer to an agreement substantially in the form attached to the Louisiana Conditional Agreement to Settle as Exhibit 5.

      1.57 The term "Westchester" shall mean and refer to Westchester Fire Insurance Company in its capacity as an insurer of any of the Compromising Parties and/or the Related Parties.

      2. NATURE AND STATUS OF THE ACTION

      2.1 Stated generally, the Mississippi Action, the Class Action, and other actions have arisen from the Incident and involve claims in the hundreds of millions of dollars for injuries and damages allegedly sustained as a result of the Incident.

      2.2 Stated generally, the Mississippi Plaintiffs and the plaintiffs in such other actions allege (and defendants deny) that the Incident was caused by the fault of the parties named as defendants therein, including the Compromising Parties.

      2.3 Substantial discovery has been completed in the Mississippi Action and/or related court actions in Louisiana and motion practice has been undertaken under a series of comprehensive case management and scheduling orders promulgated or to be promulgated by the Court in the course of further proceedings, such that the parties thereto are in a reasonable position to assess the merits and weaknesses of their respective claims and defenses.

      2.4 Substantial time and effort has been expended by the parties and their counsel in negotiating this Conditional Agreement to Settle and the settlement contemplated thereby.

      3. GENERAL PROVISIONS AND PURPOSES OF THIS SETTLEMENT

      3.1 In entering into this Conditional Agreement to Settle, each party has taken into account the uncertainties, delays, expenses and exigencies of the litigation process, including the extensive depositions, document production, and other discovery taken to date in the Mississippi Action and related court actions in Louisiana. The Compromising Parties and the Related Parties have each denied, and continue to deny, any liability, wrongdoing or responsibility for the claims asserted in the Mississippi Action and in any other actions Related to the Incident and believe that the Released Claims are without merit and that such claims are barred in whole or in part.

      3.2 The MPC and the Compromising Parties have evaluated the claims asserted against the Compromising Parties, the Related Parties, Hartford and/or the Settling Insurers Related to the Incident from a settlement perspective, considering the nature and extent of the alleged injury and the alleged liability of the Compromising Parties and the Related Parties.

      3.3 The MPC and the Compromising Parties have evaluated the financial resources of the Compromising Parties, particularly with reference to their ability to defend and/or satisfy the Released Claims.

      3.4 It is the intention of this Conditional Agreement to Settle, and the parties agree, that the Mississippi Plaintiffs reserve all rights, not otherwise to be adjudicated or compromised hereunder, against all Nonsettling Parties.

      3.5 The MPC is entering into this Conditional Agreement to Settle on behalf of the Mississippi Plaintiffs and each Mississippi Plaintiff to terminate and settle all controversies and all claims of the Mississippi Plaintiffs and each Mississippi Plaintiff Related to the Incident against the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers in recognition of (a) the existence of complex and contested issues of law and fact, (b) the risk, difficulty, and uncertainty of success associated with endeavoring to pierce the corporate veils between any of the Compromising Parties and/or between any of the Compromising Parties and any of the Related Parties, (c) the comparative degree of the alleged liability or culpability of the Compromising Parties and the Nonsettling Parties, (d) the risks inherent in litigation, (e) the likelihood that future proceedings will be unduly protracted and expensive if the proceeding is not settled by voluntary agreement with some of the parties, (f) the magnitude of the benefits derived from the contemplated settlement in light of both the maximum potential and likely range of recovery to be obtained through further litigation and the expense thereof and the exposure associated therewith, and (g) the determination by the MPC that the settlement is fair, reasonable, adequate, and in the best interests of, and will substantially benefit, the Mississippi Plaintiffs.

      3.6 The Compromising Parties enter into this Conditional Agreement to Settle, notwithstanding their continuing denial of liability for injuries (including death) and/or compensatory damages and/or exemplary or punitive damages allegedly sustained or incurred as a result of or Related to the Incident, and notwithstanding their denials concerning causation of any alleged injuries (including death) and/or damages, to terminate all controversy and to put to rest finally all claims against the Compromising Parties, the

Related Parties, Hartford, and/or the Settling Insurers Related to the Incident, and to avoid further litigation, without any admission on the part of the Compromising Parties, the Related Parties, Hartford, or the Settling Insurers of any liability whatsoever for injuries (including death) and/or compensatory damages, exemplary or punitive damages, or any other right of recovery under Louisiana, Mississippi, or any other law, or causation or quantum of any alleged injuries (including death) and/or damages.

      3.7 It is the intention of this Conditional Agreement to Settle, and the parties agree, that the settlement contemplated hereby, any provision herein, and any proceedings in connection herewith shall not be construed as an admission of any facts or of liability nor shall they be construed by anyone for any purpose whatsoever as an admission or presumption of any wrongdoing by any of the Compromising Parties, the Related Parties, Hartford, or the Settling Insurers or an admission of any fact or presumption on the part of the Mississippi Plaintiffs.

      3.8 It is a condition of this Conditional Agreement to Settle, and the parties agree, that by the Effective Date, any and all claims against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers Related to the Incident, including any liens, subrogated interests, or other encumbrances of any third parties, including, but not limited to, federal or state or other health care providers, insurance carriers, health maintenance organizations, attorneys and associated counsel will be fully and completely settled. Without limiting the foregoing, it is also a condition of this Conditional Agreement to Settle, and the parties hereto agree, that prior to the Effective Date, all Compensatory Damage Claims, Exemplary Damage Claims and other claims of whatever nature of the Class Members against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers Related to the Incident (including, without limitation, the claims set forth in the petition in the Class Action) will have been dismissed on the merits, with prejudice and with each party to bear its own costs, and each and every Class

Member will be forever barred from instituting or maintaining any action against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers with respect to the Released Claims, and that as against any of the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers, the claims of Class Members against the Class Settlement Fund shall be the exclusive remedy of all Class Members with respect to such claims. It is also a condition of this Conditional Agreement to Settle, and the parties agree, that the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers are not, and in the future will not be, subject to any liability or expense of any kind to any Class Member or any person and/or entity claiming by, through, or under any Class Member with regard to such claims, except that each of the parties shall bear his/her/its own costs.

      3.9 It is a condition of this Conditional Agreement to Settle, and the parties agree, that by the Effective Date, any and all Independent Claims (including, without limitation, all Mississippi Claims) will be fully and completely settled. It is also a condition of this Conditional Agreement to Settle, that unless otherwise agreed in writing by the Compromising Parties, prior to the Effective Date, all Independent Claims (including, without limitation, all Mississippi Claims) will be released and dismissed on the merits, with prejudice and with each party to bear its own costs, and each and every Independent Claims Plaintiff (including, without limitation, each and every Mississippi Plaintiff) will be forever barred from instituting or maintaining any action against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers with respect to the Independent Claims (including, without limitation, all Mississippi Claims), and that as against any of the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers, the claims of Independent Claims Plaintiffs (including, without limitation, each and every Mississippi Plaintiff) against the Preliminary Escrow Account shall be the exclusive remedy of all Independent Claims Plaintiffs (including, without limitation, each and every Mississippi Plaintiff) with respect to such claims. It is also a condition of this Conditional Agreement to Settle that the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers are not, and in the future will not be, subject to any liability or expense of any kind to any Independent Claims Plaintiff (including, without limitation, each and every Mississippi Plaintiff) or any person and/or entity claiming by, through, or under any Independent Claims Plaintiff (including, without limitation, each and every Mississippi Plaintiff) with regard to such claims, except that each of the parties shall bear his/her/its own costs. It is also a condition of this Conditional Agreement to Settle that no Independent Claims Plaintiff (including, without limitation, each and every Mississippi Plaintiff) shall receive any funds from the Preliminary Escrow Account prior to the Effective Date without the prior written approval of the Compromising Parties and the Settling Insurers, except that within thirty (30) days after the date on which, pursuant to Section 7.3 of the Louisiana Conditional Agreement to Settle, the amount calculated to be the Class Settlement Fund is placed into the Class Settlement Fund Subaccount, the Settlement Sum shall, upon the written request of the MPC, be paid to the Initial Twenty Plaintiffs in accordance with the Letter Agreement.

      3.10 It is the intention and a condition of this Conditional Agreement to Settle, and the parties agree, that by the Effective Date, the Agreement will fully and completely settle any and all Mississippi Claims. It is also the intention and a condition of this Conditional Agreement to Settle, and the parties hereto agree, that unless otherwise agreed in writing by the Compromising Parties, prior to the Effective Date, all Mississippi Claims will have been released and dismissed on the merits, with prejudice and with each party to bear its own costs, and each and every Mississippi Plaintiff will be forever barred from instituting or maintaining any action against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers with respect to the Mississippi Claims, and that as against any of the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers, the claims of Mississippi Plaintiffs against the Preliminary Escrow Account shall be the exclusive remedy of all Mississippi Plaintiffs with respect to such claims. It is also the intention and a condition of this Conditional Agreement to Settle, and the parties agree, that the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers are not, and in the future will not be, subject to any liability or expense of any kind to any Mississippi Plaintiff or any person and/or entity claiming by, through, or under any Mississippi Plaintiff with regard to such claims, except that each of the parties shall bear his/her/its own costs. It is also the intention and a condition of this Conditional Agreement to Settle, and the parties agree, that no Mississippi Plaintiff shall receive any funds from the Preliminary Escrow Account prior to the Effective Date without the prior written approval of the Compromising Parties and the Settling Insurers, except that within thirty (30) days after the date on which, pursuant to Section 7.3 of the Louisiana Conditional Agreement to Settle, the amount calculated to be the Class Settlement Fund is placed into the Class Settlement Fund Subaccount, the Settlement Sum shall, upon the written request of the MPC, be paid to the Initial Twenty Plaintiffs in accordance with the Letter Agreement.

      3.11 It is a condition of this Conditional Agreement to Settle that the Stay Order be entered by October 9, 1998 and become Final.

      3.12 It is a condition of this Conditional Agreement to Settle that the Certification Judgment be entered and become Final.

      3.13 It is the intention and a condition of this Conditional Agreement to Settle that the Mississippi Stay Order be entered by August 28, 1998, or such later date as is acceptable to the Compromising Parties, and become Final. The parties agree to use their best efforts to fulfill and satisfy this intention and condition.

      3.14 It is a condition of this Conditional Agreement to Settle that the Preliminary Settlement Date occur, the Preliminary Settlement Agreement be executed by the parties thereto, and the Final Order and Judgment be entered and become Final.

      3.15 It is a condition of this Conditional Agreement to Settle that the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers shall never again face litigation or liability with regard to any of the Released Claims.

      3.16 It is a condition of this Conditional Agreement to Settle that the commencement and prosecution of any and all claims of the Class as a whole and the Class Members individually against the Compromising Parties, the Related Parties, and/or the Settling Insurers (including, without limitation, subrogation claims derived from or through the Class or Class Members) Related to the Incident (including, without limitation, all of the claims set forth in the actions listed in Exhibit 1) be immediately enjoined and stayed during the pendency of the settlement proceedings referred to herein and that they be permanently barred and enjoined and dismissed with prejudice upon the entry of the Final Order and Judgment.

      3.17 It is a condition of this Conditional Agreement to Settle that the commencement and prosecution of any and all claims of the Independent Claims Plaintiffs against the Compromising Parties, the Related Parties, and/or the Settling Insurers (including, without limitation, subrogation claims derived from or through the Independent Claims Plaintiffs, including, without limitation, Mississippi Plaintiffs) Related to the Incident (including, without limitation, all of the claims set forth in the actions listed in Exhibit 1) be immediately enjoined and stayed during the pendency of the settlement proceedings referred to herein. The parties agree to use their best efforts to fulfill and satisfy this intention and condition.

      3.18 It is a condition of this Conditional Agreement to Settle that the commencement and/or prosecution by the Nonsettling Parties of any and all Claims for Contribution, Indemnity, and/or

Subrogation against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers be immediately enjoined and stayed during the pendency of the settlement proceedings referred to herein. The parties agree to use their best efforts to fulfill and satisfy this intention and condition.

      3.19 It is a condition of this Conditional Agreement to Settle that no Class Member or Independent Claims Plaintiff (including, without limitation, each and every Mississippi Plaintiff) shall recover, directly or indirectly, any sums from any Compromising Party, Related Party, Hartford, or Settling Insurer other than those received from the Preliminary Escrow Account (or a subaccount thereof) under the terms of the Preliminary Settlement Agreement, the Louisiana Conditional Agreement to Settle, or this Conditional Agreement to Settle, as applicable.

      3.20 It is a condition of this Conditional Agreement to Settle, and the parties agree, that the Class Members and Independent Claims Plaintiffs (including, without limitation, Mississippi Plaintiffs) will reduce any judgments against Nonsettling Parties to the extent necessary to relieve the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers of all liability for Claims for Contribution, Indemnity, and/or Subrogation.

      3.21 It is a condition of this Conditional Agreement to Settle that an order or stipulation of dismissal without prejudice of the claims of the Initial Twenty Plaintiffs be filed by August 28, 1998, or such later date as is acceptable to the Compromising Parties.

      3.22 It is a condition of this Conditional Agreement to Settle that on or before August 28, 1998, or such later date as is acceptable to the Compromising Parties, the Court enter an order that any judgment or order rendered in the trial of the claims of the Initial Twenty Plaintiffs shall have no precedential or binding effect on the Compromising Parties, the Related Parties, or the Settling Insurers.

      3.23 It is a condition of this Conditional Agreement to Settle that the Court shall enjoin and stay the depositions of Trans-Resources, Inc., TPR Investment Associates, Inc., Nine West Corporation, and Arie Genger.

      3.24 Anything in this Conditional Agreement to Settle to the contrary notwithstanding, the Compromising Parties, with the approval of the Settling Insurers, shall have the unilateral right in their sole discretion, to waive, in whole or in part, the conditions set forth in Sections 3.8 through 3.23, inclusive, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 6.1, 6.2, 8.1 (i) through (vii), inclusive, and 8.1(ix) and (x) of this Conditional Agreement to Settle, and the non-occurrence of any of the events set forth in Paragraph 9.A through E, inclusive, of the Letter Agreement and the termination thereby of the Letter Agreement, which waiver shall be binding upon the MPC and the Mississippi Plaintiffs with respect to this Conditional Agreement to Settle and the Letter Agreement. The Settling Insurers shall not withhold or delay such approval unless such waiver will have a material, detrimental effect upon the interests of the Settling Insurers.

      3.25 The MPC and the Compromising Parties acknowledge and agree that the MPC has received or will receive from the Compromising Parties all information deemed reasonably necessary to an examination of the insurance coverage provided to the Compromising Parties by CIGNA, Reliance and Westchester in connection with this Agreement. The MPC and the Compromising Parties further agree to cooperate in good faith with respect to any additional document discovery and/or testimony relating to CIGNA, Reliance, and Westchester that may be necessary on this issue in connection with the Agreement. All information provided by the Compromising Parties shall remain confidential and be used only as necessary to effect the insurance-related provisions of this Conditional Agreement to Settle.

      3.26 In the event that any Nonsettling Party or other third party executes a written agreement compromising, settling, releasing, waiving, forfeiting, surrendering, acquitting, and forever discharging any and all Claims for Contribution, Indemnity, and/or Subrogation that it may have against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers Related to the Incident, the Compromising Parties and the Related Parties shall release their claims for contribution, indemnity, and/or subrogation Related to the Incident against such Nonsettling Party or other third party in the manner and with the effect provided in Section 5.7 below.

      4. STAY ORDERS

      4.1 Pursuant to the Louisiana Conditional Agreement to Settle, one or more of the Compromising Parties, the Settling Insurers, and the PLC shall submit to the Louisiana Court a Joint Motion for Stay signed by or on behalf of the Class, the PLC, one or more of the Compromising Parties, and the Settling Insurers, with a proposed form of Stay Order attached thereto, pursuant to which Stay Order, the Louisiana Court shall enjoin and stay, during the pendency of the settlement proceedings contemplated by this Agreement, the commencement and/or prosecution of any and all actions and proceedings (including discovery) by Class Members, Opt-Out Parties, and Nonsettling Parties against any of the Compromising Parties, the Related Parties, and/or the Settling Insurers Related to the Incident, including any and all Claims for Contribution, Indemnity, and/or Subrogation, by, on behalf of or through any Class Members and/or Opt-Out Parties and/or Nonsettling Parties, such stay and injunction to remain effective during the pendency of such settlement proceedings unless modified by further order of the Louisiana Court.

      4.2 The MPC and one or more of the Compromising Parties will jointly move the Court to sever all claims (including any claims of Nonsettling Parties) against the Compromising Parties, the Related Parties, and/or the Settling Insurers from the Initial Twenty Trial.

      4.3 The MPC and one or more of the Compromising Parties will take such actions as necessary to have the Court determine, rule, and order that any judgment or order rendered in the Initial Twenty Trial shall have no precedential or binding effect on the Compromising Parties, the Related Parties, and/or the Settling Insurers, so that none of the Compromising Parties, the Related Parties, and/or the Settling Insurers need participate in the Initial Twenty Trial in order to protect their interests.

      4.4 The MPC and one or more of the Compromising Parties will jointly move the Court to enjoin and stay, during the pendency of the settlement proceedings contemplated by this Agreement, the Mississippi Action (including all discovery therein or related thereto and any and all Claims for Contribution, Indemnity, and/or Subrogation) insofar as affecting the Compromising Parties, the Related Parties and/or the Settling Insurers, such stay and injunction to remain effective during the pendency of such settlement proceedings unless modified by further order of the Court.

      4.5 Within twenty (20) days after the execution of this Conditional Agreement to Settle by or on behalf of all parties, any member of the MPC who represents plaintiffs in federal or state court actions, other than the Mississippi Action, Related to the Incident shall move to stay all such federal and state court actions as against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers. The MPC will use its best efforts to cause all the plaintiffs in the actions listed in Exhibit 1 to move to stay all such actions as against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers within said twenty (20) day period.

      4.6 If the Louisiana Court enters the Stay Order, the Court enters the Mississippi Stay Order, and the Louisiana First Circuit Court of Appeal enters the Certification Judgment, the parties shall use their best efforts to proceed with the settlement contemplated in this Agreement as promptly as practicable.

            5. INDEPENDENT CLAIMS/CONTINGENCY ESCROW

      5.1 Within twenty-one (21) days after the expiration of the Prescriptive Period, the MPC and counsel for the Compromising Parties shall jointly prepare a list identifying all Independent Claims Plaintiffs, the actions in which the Independent Claims Plaintiffs have asserted Independent Claims, and the types of claims asserted by the Independent Claims Plaintiffs.

      5.2 The MPC shall use its best efforts to obtain binding commitments for releases and dismissals with prejudice, in form and content acceptable to the Compromising Parties in their good faith, sole discretion, of all Mississippi Claims within the Independent Claims Period.

      5.3 In the context of the global settlement contemplated by this Conditional Agreement to Settle, the Louisiana Conditional Agreement to Settle and the Preliminary Settlement Agreement, counsel for the Initial Twenty Plaintiffs and counsel for the Compromising Parties entered into the Letter Agreement settling the claims of the Initial Twenty Plaintiffs as against the Compromising Parties, the Related Parties and the Settling Insurers on the terms and conditions set forth in the Letter Agreement, which, subject to Paragraph 9 thereof, remains in full force and effect. The Initial Twenty Plaintiffs are among the Mississippi Plaintiffs and are, therefore, also subject to the terms and conditions of this Conditional Agreement to Settle. In the event of the termination of this Conditional Agreement to Settle for reasons other than the failure of any of the events set forth in Paragraph 9 of the Letter Agreement to occur, (i) the terms and conditions of the Letter Agreement shall survive and remain in full force and effect, and (ii) and the judgment reduction, indemnity, defense and other obligations set forth in Sections 3.20, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 8.3, and 10.3 of this Conditional Agreement to Settle shall survive and remain in full force and effect with respect to the Initial Twenty Plaintiffs.

      5.4 It is a condition of this Agreement, and the Mississippi Plaintiffs agree, that the release to be executed by each Mississippi Plaintiff who receives settlement funds pursuant to Section 8.3 below or from the Preliminary Escrow Account shall require each such Mississippi Plaintiff to defend, indemnify, and hold harmless the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers:

            5.4.1 From and against any and all past, present, or future claims, Released Claims, demands, suits, causes of action, rights of action, liabilities, liens, or judgments of any kind whatsoever by, on behalf of, or deriving from that Mississippi Plaintiff, or by, on behalf of, or deriving from his, her, its, or their heirs, executors, representatives, attorneys or former attorneys, successors, employers, insurers, employers' insurers, health insurers, health care providers, assignees, subrogees, predecessors in interest, successors in interest, beneficiaries or survivors, arising out of or in any way Related to the Incident; and

            5.4.2 From and against (a) any subrogation claims arising or derived from any claim of that Mississippi Plaintiff and (b) all Claims for Contribution, Indemnity, and/or Subrogation, whether under contract, tort, or otherwise, related to or connected in any way with the Released Claims of that Mississippi Plaintiff.

      5.5 The indemnity and defense obligations of Section 5.4 shall include any and all claims, demands, suits, causes of action, rights of action, liabilities, liens, or judgments of any kind whatsoever (including any claims of the Compromising Parties, the Related Parties, Hartford or the Settling Insurers for reasonable attorneys' fees and costs) related, directly or indirectly, to the disbursement of or from, or the failure to make disbursement of or from, the Preliminary Escrow Account. To the extent that claims for wrongful death or any other claims of any Mississippi Plaintiff have not been released effectively, that Mississippi Plaintiff binds himself or herself, and his or her succession or estate, executors, heirs, successors, beneficiaries, assignees, and subrogees, to defend, protect, indemnify, and hold harmless the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers from and against any and all claims, demands, suits, liabilities, liens, judgments, rights of action, or causes of action of any kind whatsoever, whether arising under tort, contract or otherwise, brought by any person, succession, or estate Related to the Incident for the wrongful death or any other claims of that Mississippi Plaintiff. This defense and indemnity obligation is intended to apply to any and all claims for wrongful death, whether arising under Louisiana law (including Louisiana Civil Code art. 2315.2), Mississippi law, or the law of any other state, and whether presently existing or in existence at the time of the death of the Mississippi Plaintiff.

      5.6 It is also a condition of this Agreement, and the Mississippi Plaintiffs agree, that the release to be executed by each Mississippi Plaintiff who receives settlement funds pursuant to Section 8.3 below or from the Preliminary Escrow Account shall also require that each such Mississippi
Plaintiff:

            5.6.1 Will not attempt to execute or to collect any judgment or any portion of any judgment obtained against one or more Nonsettling Parties or other third parties to the extent or in a manner that the execution or collection of the judgment or any portion thereof would create in the judgment debtor any right to recover from any of the Compromising Parties, the Related Parties, Hartford and/or the Settling Insurers any sums based on Claims for Contribution, Indemnity, and/or Subrogation; and

            5.6.2 Shall reduce or satisfy any judgment that such Mississippi Plaintiff may obtain against a Nonsettling Party or other third party to the extent necessary to extinguish any Claims for Contribution, Indemnity, and/or Subrogation by such Nonsettling Party or other third party against the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers arising from such judgment.

      5.7 It is also a condition of this Agreement, and the Mississippi Plaintiffs agree, that the release to be executed by each Mississippi Plaintiff who receives settlement funds pursuant to Section 8.3 below or from the Preliminary Escrow Account shall also require that if such Mississippi Plaintiff settles with or dismisses any Nonsettling Party or other third party, the Mississippi Plaintiff agrees not to compromise, settle, release, waive, forfeit, surrender, acquit, or discharge any claim against such Nonsettling Party or other third party, without first obtaining an express, written agreement by which such Nonsettling Party or other third party compromises, settles, releases, waives, forfeits, surrenders, acquits, and forever discharges, or extinguishes, by release, assignment, or otherwise, any Claims for Contribution, Indemnity, and/or Subrogation that it may have against any of the Compromising Parties, the Related Parties, Hartford, and/or the Settling Insurers related to or connected in any way with the Released Claims of that Mississippi Plaintiff. The Compromising Parties agree that, once the Mississippi Plaintiff has obtained such an express, written agreement from such Nonsettling Party or other third party, the Compromising Parties and the Related Parties shall be deemed to have released their claims for contribution, indemnity, and/or subrogation Related to the Incident against such Nonsettling Party or other third party, to the same extent as the Compromising Parties and the Related Parties have been released by such Nonsettling Party or other third party.

      5.8 It is expressly understood and agreed that the indemnity, defense and judgment reduction obligations detailed above shall exist regardless of the legal basis for the claim, demand, cause of action, right of action, liability, lien, or judgment demand asserted by any person and/or entity Related to the Incident. In particular, it is a condition of this Agreement that each Mississippi Plaintiff who receives funds pursuant to Section 8.3 below or from the Preliminary Escrow Account must expressly agree to the foregoing indemnity, defense and judgment reduction obligations regardless of whether the claim, demand, suit, liability, lien, judgment, cause of action, or right of action is based on or related to (a) the negligence of any of the Compromising Parties or the Related Parties, sole or concurrent; or (b) the strict liability of any of the Compromising Parties or the Related Parties under any theory whatsoever; or
(c) the participation in or maintenance of an ultrahazardous activity or condition by any of the Compromising

Parties or the Related Parties; or (d) the absolute liability of any of the Compromising Parties or the Related Parties; or (e) the wanton, reckless, or wilful misconduct of any of the Compromising Parties or the Related Parties; or
(f) the liability of any of the Compromising Parties or the Related Parties for exemplary or punitive damages; or (g) the breach of any express or implied warranty of any of the Compromising Parties or the Related Parties with respect to products liability tort claims; or (h) the manufacture, design, or sale of any product or material by any of the Compromising Parties or the Related Parties; or (i) the vicarious liability of any of the Compromising Parties or the Related Parties for the conduct of others; or (j) a conspiracy or concerted action by any of the Compromising Parties or Related Parties with any other person and/or entity; or (k) any actual, alleged or purported right, asserted by any Compromising Party, Related Party, Class Member, Independent Claims Plaintiff, Initial Twenty Plaintiff, or Mississippi Plaintiff, under a policy of insurance issued to one or more of the Compromising Parties by a Settling Insurer or Hartford; or (l) any other basis whatsoever, including by contract, course of dealing or other conduct, Related to the Incident.

      5.9 It is also a condition of this Agreement, and the Mississippi Plaintiffs agree, that each Mississippi Plaintiff who receives funds pursuant to
Section 8.3 below or from the Preliminary Escrow Account also expressly agrees that if any person and/or entity should hereafter commence, join in or in any manner seek relief through any suit or claim arising out of, based upon or relating to that Mississippi Plaintiff's Released Claims, for the enforcement of assignments, liens, privileges or otherwise, that Mississippi Plaintiff shall defend, indemnify and hold the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers and each of them, harmless from and against any such suit or claim (including any claims of the Compromising Parties, the Related Parties, Hartford and/or the Settling Insurers for reasonable attorneys' fees and costs).

      5.10 The MPC may enter into agreements with Mississippi Plaintiffs, or their counsel, in order to obtain the necessary binding commitments for releases and dismissals with prejudice referred to in Section 5.2, provided (and it is a condition of this Conditional Agreement to Settle) that such agreements do not conflict with any of the provisions of this Agreement, the Louisiana Conditional Agreement to Settle, or the Preliminary Settlement Agreement. Such agreements may provide for the distribution to Mississippi Plaintiffs of sums from the Preliminary Escrow Account, provided (and it is a condition of this Conditional Agreement to Settle) that no such distributions may occur prior to the Effective Date or without the prior written approval of the Compromising Parties, except that within thirty (30) days after the date on which, pursuant to Section 7.3 of the Louisiana Conditional Agreement to Settle, the amount calculated to be the Class Settlement Fund is placed into the Class Settlement Fund Subaccount, the Settlement Sum shall, upon the written request of the MPC, be paid to the Initial Twenty Plaintiffs in accordance with the Letter Agreement.

      5.11 If by the expiration of the Independent Claims Period, the MPC and/or the PLC have not obtained binding commitments for the releases and dismissals with prejudice, in form and content acceptable to the Compromising Parties in their good faith, sole discretion, of all Independent Claims (including, without limitation, all Mississippi Claims), the Compromising Parties may (i) terminate this Agreement by written notice to the MPC, or (ii) by written notice to the MPC, elect to go forward with the settlement embodied in the Agreement, provided that a sum acceptable to the Compromising Parties and the PLC is placed in the Independent Claims Contingency Escrow within the Preliminary Escrow Account to pay Independent Claims.

      5.12 The Compromising Parties and/or the Settling Insurers may apply to the escrow agent for the Preliminary Escrow Account for disbursements from the Independent Claims Contingency Escrow and shall be permitted to withdraw amounts from the Independent Claims Contingency Escrow necessary to obtain the release and dismissal with prejudice of Independent Claims (including, without limitation, Mississippi Claims) and to recover all legal fees, costs, and expenses incurred by the Compromising Parties, Related Parties, Hartford, and/or the Settling Insurers, as applicable, in defending any such Independent Claims after the Preliminary Settlement Date.

      5.13 If applicable, the Independent Claims Contingency Escrow shall continue in full force and effect until the earliest of the following occurs:
(i) the date when all Independent Claims (including, without limitation, all Mississippi Claims) are released and dismissed with prejudice, or (ii) the expiration of ten years from the date of initial funding of the Independent Claims Contingency Escrow, or (iii) the date when the amount held in the Independent Claims Contingency Escrow is reduced to zero. Upon the termination of the Independent Claims Contingency Escrow and the payment of all valid claims made against the Independent Claims Contingency Escrow, any funds then remaining in the Independent Claims Contingency Escrow shall be distributed for the benefit of the Class at the discretion of the Louisiana Court.

      5.14 Within five (5) business days after the expiration of the Independent Claims Period, a sum mutually acceptable to the Compromising Parties and the PLC shall be placed in the Other Claims Contingency Escrow within the Preliminary Escrow Account.

      5.15 The Compromising Parties and/or the Settling Insurers may apply to the escrow agent for the Preliminary Escrow Account for disbursements from the Other Claims Contingency Escrow and shall be permitted to withdraw amounts from the Other Claims Contingency Escrow necessary to obtain the release and dismissal with prejudice of claims Related to the Incident other than Independent Claims and to recover all legal fees, costs, and expenses incurred by the Compromising Parties, Related Parties,

Hartford and/or the Settling Insurers, as applicable, in defending any such claims after the Preliminary Settlement Date.

      5.16 The Other Claims Contingency Escrow shall continue in full force and effect until the earlier to occur of: (i) the expiration of ten years from the date of initial funding of the Other Claims Contingency Escrow, or (ii) the date when the amount held in the Other Claims Contingency Escrow is reduced to zero. Upon the termination of the Other Claims Contingency Escrow and the payment of all valid claims made against the Other Claims Contingency Escrow, any funds then remaining in the Other Claims Contingency Escrow shall be distributed for the benefit of the Class at the discretion of the Louisiana Court.

      6. LOUISIANA CONDITIONAL AGREEMENT TO SETTLE/ PRELIMINARY SETTLEMENT AGREEMENT

      6.1 It is a condition of this Conditional Agreement to Settle that the Louisiana Conditional Agreement to Settle as amended and restated be executed by or on behalf of the Compromising Parties, the PLC, the Class and the Settling Insurers on or before March 22, 1999.

      6.2 It is a condition of this Conditional Agreement to Settle that within twenty (20) business days after the Preliminary Settlement Date, the Compromising Parties, the Settling Insurers, and the PLC shall execute the Preliminary Settlement Agreement and submit the Preliminary Settlement Agreement to the Louisiana Court for preliminary approval pursuant to the Preliminary Settlement Agreement.

      7. CONTRIBUTIONS

      7.1 The parties acknowledge and agree that the Louisiana Conditional Agreement to Settle, which the MPC acknowledges having received and reviewed, provides that the Compromising Parties shall have the following obligations with respect to the funding of the Temporary Escrow Account or the Preliminary Escrow Account, as applicable:

            7.1.1 On or before August 31, 1998, the Compromising Parties shall pay into the Temporary Escrow Account, which was created pursuant to the Temporary Escrow Agreement, the sum of Ten Million and No/100 ($10,000,000.00) Dollars. (The MPC hereby acknowledges that this payment has been timely made.)

            7.1.2 Within two (2) business days after this Conditional Agreement to Settle, the Louisiana Conditional Agreement to Settle, and the Preliminary Escrow Agreement are signed by all of the parties to each of these agreements, the Compromising Parties shall so notify the escrow agent for the Temporary Escrow Account, who upon receipt of such notice, shall forthwith transfer the Ten Million and No/100 ($10,000,000.00) Dollars placed in the Temporary Escrow Account, as described in Section 7.1.1 above, into the Preliminary Escrow Account, to be held pursuant to the Preliminary Escrow Agreement, together with all interest earned or accrued thereon, less any charges or expense authorized under the Temporary Escrow Agreement.

            7.1.3(a) The Compromising Parties shall pay into the Preliminary Escrow Account additional sums, as follows:

                  (i) on March 31, 1999, Five Million and No/100 ($5,000,000.00)
Dollars;

                  (ii) on September 30, 1999, an amount equal to the interest that would have been due on Seventeen Million and No/100 ($17,000,000.00) Dollars computed at the rate of Six and One Quarter Percent (6.25%) per year (the "Interest Rate") from April 1, 1999 through September 30, 1999;

                  (iii) on January 31, 2000, an amount equal to the interest that would have been due on Seventeen Million and No/100 ($17,000,000.00) Dollars computed at the Interest Rate from October 1, 1999 through January 31, 2000;

                  (iv) on June 30, 2000, an amount equal to the interest that would have been due on Seventeen Million and No/100 ($17,000,000.00) Dollars computed at the Interest Rate from February 1, 2000 through June 30, 2000;

                  (v) on September 30, 2000, an amount equal to the interest that would have been due on Seventeen Million and No/100 ($17,000,000.00) Dollars computed at the Interest Rate from July 1, 2000 through September 30, 2000;

                  (vi) on December 31, 2000, Six Million Eight Hundred Thousand and No/100 ($6,800,000.00) Dollars (the "12/31/00 Base Amount") plus an amount equal to the interest that would have been due on Seventeen Million and No/100 ($17,000,000.00) Dollars computed at the Interest Rate from the October 1, 2000 through December 31, 2000;

                  (vii) on June 30, 2001, Five Million One Hundred Thousand and No/100 ($5,100,000.00) Dollars (the "6/30/01 Base Amount") plus an amount equal to the interest that would have been due on Ten Million Two Hundred Thousand and No/100 ($10,200,000.00) Dollars computed at the Interest Rate from January 1, 2001 through June 30, 2001; and

                  (viii) on December 31, 2001, Five Million One Hundred Thousand and No/100 ($5,100,000.00) Dollars (the "12/31/01 Base Amount") plus an amount equal to the interest that would have been due on Five Million One Hundred Thousand and No/100 ($5,100,000.00) Dollars computed at the Interest Rate from July 1, 2001 through December 31, 2001.

            7.1.3(b) Notwithstanding anything in Section 7.1.3(a) to the contrary, the Compromising Parties may prepay all or any part of the 12/31/00, the 6/30/01 and the 12/31/01 Base Amounts without penalty or premium, and may specify the Base Amount against which such prepayment shall be applied. The amount of any prepayment of any Base Amount shall reduce the $17,000,000 figure in Section 7.1.3

(a)(ii)(iii), (iv), (v) and (vi), the $10,200,000 figure in Section 7.1.3
(a)(vii) and the $5,100,000 figure in Section 7.1.3 (a)(viii), pro tanto, as applicable, from and after the date of prepayment.

      7.2 The Insurance Companies have issued policies of insurance to the Compromising Parties of up to Fifty-two Million and No/100 ($52,000,000.00) Dollars. The Compromising Parties believe, but do not represent or warrant, that these insurance policies afford coverage up to that amount for claims Related to the Incident. The relevant insurance policies issued by the Insurance Companies to the Compromising Parties are identified in Exhibit 4 attached hereto.

            7.2.1 The MPC and the Mississippi Plaintiffs expressly acknowledge that CIGNA, Hartford, Reliance, and Westchester have each denied that their policies afford coverage for claims Related to the Incident. Notwithstanding Hartford's denial of coverage, Hartford, the PLC, the MPC and the Compromising Parties have agreed to finally settle and resolve all of the claims Related to the Incident arising from or related to the Hartford policy of insurance identified in Exhibit 4 (the "Hartford Policy"), including all claims for liability, indemnity and the "duty to defend." As part of such settlement, (a) on a date agreed to by Hartford and the Compromising Parties, Hartford will pay to the Compromising Parties the sum of Two Million Eight Hundred Seventy-Five Thousand and No/100 ($2,875,000.00) Dollars, which amount exhausts the applicable indemnity limits, and shall be deemed to fully discharge Hartford's defense obligations, for claims Related to the Incident under the Hartford Policy, (b) the Compromising Parties will pay into the Preliminary Escrow Account the sum of Four Hundred Forty-Two Thousand, Three Hundred Fifty and No/100 ($442,350.00) Dollars one (1) business day after the Court's entry of the Order of Preliminary Approval as provided in the Preliminary Settlement Agreement (in addition to the amount to be paid into the Preliminary Escrow Account on said date as described in Section 7.2.3 below), (c) the MPC will cause, on or before the Effective Date, the release and dismissal, with prejudice, of all actions and claims of the Mississippi Plaintiffs Related to the Incident against Hartford, the Compromising Parties and/or the Related Parties arising from or related to said Hartford Policy, (d) the MPC will cause any and all such actions or claims to be forthwith stayed during the pending of the settlement proceedings contemplated by this Agreement (the "Hartford Stay"), and (e) the MPC will, promptly upon the request of the Compromising Parties or Hartford, execute and deliver to the Compromising Parties and Hartford all documents necessary to effectuate, confirm or perfect such release and dismissal and the Hartford Stay.

            7.2.2 The MPC expressly acknowledges that the Compromising Parties have been informed by the Settling Insurers that their policies will respond to the bodily injury and property damage claims Related to the Incident, but that Steadfast's policy will respond only with respect to post-explosion claims.

            7.2.3 The parties acknowledge and agree that the Louisiana Conditional Agreement to Settle provides that on April 1, 1999, National Union, which provides Fifteen Million and No/100 ($15,000,000.00) Dollars of insurance coverage to the Compromising Parties, shall pay into the Preliminary Escrow Account the sum of Fifteen Million and No/100 ($15,000,000.00) Dollars, less the amount of any payments previously made by National Union to or on behalf of the Compromising Parties or the Related Parties in connection with the defense of claims Related to the Incident. To the extent that any of the proceeds of the National Union policy are depleted by payments made to or on behalf of the Compromising Parties or the Related Parties in connection with the defense of claims Related to the Incident, the Compromising Parties shall, within one (1) business day after the Louisiana Court's entry of the Order of Preliminary Approval as provided in Preliminary Settlement Agreement, pay into the Preliminary Escrow Account, in addition to the amounts payable as described above, a sum equal to one hundred (100%) percent of the amount of any such depletion.

            7.2.4 The parties acknowledge and agree that the Louisiana Conditional Agreement to Settle provides that within twenty-four (24) hours after the receipt by Steadfast's Environmental Claims Division's Vice President of proof that the Compromising Parties have paid or caused to be paid into the Preliminary Escrow Account the total sum of Fifteen Million and No/100 ($15,000,000) Dollars as set forth in Sections 7.1.2 and 7.1.3(a)(i) of the Louisiana Conditional Agreement to Settle and that National Union has made its payment as set forth in Section 7.2.3 of the Louisiana Conditional Agreement to Settle, Steadfast, which provides Ten Million and No/100 ($10,000,000.00) Dollars of insurance coverage to the Compromising Parties, shall pay into the Preliminary Escrow Account the sum of Ten Million and No/100 ($10,000,000.00) Dollars.

      7.3 Within two (2) business days after the Louisiana Court's entry of the Order of Preliminary Approval as provided in the Preliminary Settlement Agreement, and pursuant to the Court's order, the Preliminary Escrow Agreement, and the Preliminary Settlement Agreement, the escrow agent for the Preliminary Escrow Account shall calculate the amount of the Class Settlement Fund (recognizing that, depending on the date of the entry of the Order of Preliminary Approval, further payments may be made into the Preliminary Escrow Account in accordance with Section 7.1 above) and place said amount in the Class Settlement Fund Subaccount.

      7.4 All contributions into the Temporary Escrow Account and/or the Preliminary Escrow Account shall be held in an interest-bearing trust account, pursuant to the terms of the Temporary Escrow Agreement or the Preliminary Escrow Agreement, as applicable.

      7.5 The obligations of the Compromising Parties under the Agreement are not intended to and shall not create or be deemed to create any joint or joint and several or in solido obligations on the part of any person and/or entity, including the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers.

      7.6 If the Compromising Parties fail to make a payment they are obligated to make as described above, the MPC shall so notify the Compromising Parties. The Compromising Parties shall then have a reasonable opportunity (at least thirty (30) days) to "cure" the default; any such cure shall require the Compromising Parties to pay simple interest at the prime rate, accruing as of the date the payment was due under the terms of the Agreement and terminating on the date the payment is made. If the Compromising Parties do not "cure" the default as provided above, the sole remedy is to terminate the Agreement.

      7.7 If National Union and/or Steadfast fail to make the payments they are obligated to make as described above, the MPC shall so notify the Compromising Parties and the Settling Insurers. National Union and/or Steadfast, as the case may be, shall then have a reasonable opportunity (at least thirty (30) days) to "cure" the default; any such cure shall require National Union and/or Steadfast to pay simple interest at the prime rate, accruing as of the date the payment was due under the terms of the Agreement and terminating on the date the payment is made. If National Union and/or Steadfast do not "cure" the default as provided above, the sole remedy is to terminate the Agreement. The Compromising Parties in their sole discretion, and in order to cure the default of National Union and/or Steadfast and avoid termination of the Agreement, may make the payments, including the interest earned on the overdue amounts, to the Preliminary Escrow Account that should have been paid by National Union and/or Steadfast, but have no obligation whatsoever to do so.

      8. TERMINATION OF AGREEMENT

      8.1 In the event that:

            (i) any of the conditions of this Conditional Agreement to Settle set forth in Sections 3.8 through 3.23, inclusive, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 6.1, and 6.2 are not fulfilled, and not waived by the Compromising Parties, and the Compromising Parties give the MPC written notice of termination of this Agreement for such reason;

            (ii) the Compromising Parties give the MPC written notice of the termination of the Letter Agreement pursuant to Paragraph 9 thereof;

            (iii) this Conditional Agreement to Settle, the Louisiana Conditional Agreement to Settle, the Temporary Escrow Agreement, and the Preliminary Escrow Agreement, or any of them, are not signed by all of the respective parties thereto on or before March 22, 1999 and the Compromising Parties give the MPC written notice of termination of this Agreement for such reason;

            (iv) binding commitments for releases and dismissals with prejudice of all Independent Claims (including, without limitation, Mississippi Claims) are not obtained by the MPC and/or the PLC within the Independent Claims Period and the Compromising Parties give the MPC written notice of the termination of this Agreement pursuant to Section 5.11 above;

            (v) the Preliminary Settlement Agreement is terminated;

            (vi) the Louisiana Conditional Agreement to Settle is terminated;

            (vii) within five (5) business days after the expiration of the Independent Claims Period, a sum mutually acceptable to the Compromising Parties and the PLC is not placed in the Other Claims Contingency Escrow within the Preliminary Escrow Account to pay claims Related to the Incident other than Independent Claims;

            (viii) contributions to the Temporary Escrow Account or the Preliminary Escrow Account are not made timely as described above and such failure is not cured pursuant to Sections 7.6 and/or 7.7 above;

            (ix) any of the Independent Claims Plaintiffs or any other person and/or entity (including, without limitation, the Nonsettling Parties) with a claim Related to the Incident obtains a money judgment on his/her/its claim against the Compromising Parties, the Related Parties, Hartford and/or the Settling Insurers prior to the Effective Date, and such judgment is not fully discharged prior to the Effective Date by the MPC or the PLC before such Independent Claims Plaintiff or other person executes upon such judgment or otherwise takes steps to enforce or collect such judgment and the Compromising Parties give the MPC and the PLC written notice of termination of this Agreement for such reason; or

            (x) the MPC fails to fulfill any of its obligations under Section
      7.2.2 above and the Compromising Parties give the MPC written notice of termination of this Agreement for such reason,

this Agreement may be terminated by the Compromising Parties or the MPC upon written notice to the other, provided, however, that a party whose willful conduct causes the event giving rise to the right to terminate shall not have a right to terminate this Agreement by reason of such event.

      8.2 In the event of termination of the Agreement, (i) all parties shall be restored to their respective positions immediately before execution of this Conditional Agreement to Settle; (ii) any and all monies or other contributions paid by the Compromising Parties and/or the Settling Insurers into the Temporary Escrow Account or the Preliminary Escrow Account, plus all earnings (actual and accrued)thereon, less taxes and other expenses authorized under this Conditional Agreement to Settle or the Preliminary Settlement Agreement or the Temporary Escrow Agreement or the Preliminary Escrow Agreement and other expenses incurred with the specific authorization of the Louisiana Court, shall be returned to the Compromising Parties or the Settling Insurers, as applicable; and (iii) the litigation Related to the Incident against the Compromising Parties, the Related Parties, Hartford and/or the Settling Insurers shall revert to its status before the execution of this Conditional Agreement to Settle as if related orders and papers and the efforts leading to the Agreement had not been entered, prepared, or taken. Further, in the event of such termination, the Compromising Parties and the Settling Insurers shall have full authority to immediately withdraw from the Temporary Escrow Account and/or the Preliminary Escrow Account, as applicable, their respective contributions and payments, and the earnings (actual and accrued) thereon, without further proceedings or approval of any court, subject to and in accordance with the Temporary Escrow Agreement and/or the Preliminary Escrow Agreement, as applicable.

      8.3 In the event that the Letter Agreement has not terminated and this Conditional Agreement to Settle terminates prior to the transfer of the Ten Million and No/100 ($10,000,000.00) Dollars payment to the Preliminary Escrow Account described in Section 7.1.2 above, the Compromising Parties shall pay the Settlement Sum to the Initial Twenty Plaintiffs in accordance with the Letter Agreement, said payment to be made within thirty (30) days after the later of
(a) the receipt by the Compromising Parties of a written demand from the MPC that such payment be made and (b) the return of the amounts in the Temporary Escrow Account to the Compromising Parties as set forth in Section 8.2 above; provided and on the condition that contemporaneously with and in exchange for such payment to the Initial Twenty Plaintiffs, the Initial Twenty Plaintiffs shall deliver to the Compromising Parties, in accordance with the terms and conditions of this Conditional Agreement to Settle and the Letter Agreement, (i) executed releases of all their claims (including all Released Claims) against the Compromising Parties, the Related Parties, and the

Settling Insurers Related to the Incident, in form and content satisfactory to the Compromising Parties, (ii) such stipulations and other documents as are necessary to dismiss all such claims, with prejudice and each party to bear its own costs, and (iii) such documents as are necessary to acknowledge and afford the Compromising Parties, the Related Parties, and the Settling Insurers the judgment reduction, indemnity, defense, and other obligations set forth in Sections 3.20, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 8.3, and 10.3 of this
Conditional Agreement to Settle. In the event that the Compromising Parties fail to timely make the payment to the Initial Twenty Plaintiffs provided for in this
Section 8.3 and the Initial Twenty Plaintiffs are ready, willing, and able to deliver to the Compromising Parties the executed releases, stipulations, and other documents described above in exchange for and contemporaneously with such payment, the Initial Twenty Plaintiffs shall be entitled to, in addition to the Settlement Sum, reasonable attorney's fees incurred by the Initial Twenty Plaintiffs in enforcing this Section 8.3 and simple interest at the prime rate from the date when such payment was due until paid.

      9. ADDITIONAL OBLIGATIONS OF THE MPC AND THE COMPROMISING PARTIES

      9.1 The MPC covenants, represents and warrants to the Compromising Parities that:

            9.1.1 The MPC is unaware of and has not been notified of any lawsuit, claim, or legal action Related to the Incident brought or made by or on behalf of any person and/or entity other than those actions listed in Exhibit 1.

            9.1.2 The MPC has exercised due diligence in ascertaining that the representations contained in this Conditional Agreement to Settle on the part of the MPC and/or the Mississippi Plaintiffs are true and accurate, and the MPC shall have, until the Effective Date, a continuing obligation to ensure that these representations are accurate, and the MPC shall notify the Compromising Parties within a reasonable time after learning that any of the representations are or become inaccurate;

            9.1.3 All liens or other encumbrances attaching to the proceeds of this settlement, or the interest of any individual Mississippi Plaintiff therein, of which the MPC has been placed on notice are set forth in Exhibit 5, and as additional liens and other encumbrances become known to the MPC, the MPC will supplement this exhibit accordingly;

            9.1.4 The MPC has the full authority to provide any and all of the representations and warranties contained in this Agreement that it makes for itself or on behalf of the Mississippi Plaintiffs in the cases listed in Exhibit 6 hereto and has full authority to enter into this Agreement on behalf of and bind such plaintiffs;

            9.1.5 The MPC will diligently endeavor to obtain the written concurrence of any attorney or lawyer representing any Mississippi Plaintiff individually to the terms of the Agreement and the dismissal, with prejudice and with each party to bear its own costs, of the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers in the Mississippi Action and any other actions Related to the Incident.

      9.2 Each of the Compromising Parties and the Settling Insurers covenants, represents and warrants to the MPC that, except as set forth in Exhibit 5, there are no liens or other encumbrances of which it has been placed on notice which must be satisfied as a condition of its performance of its obligations under this Agreement and that it will promptly notify the MPC in the event that it becomes aware of any such lien or encumbrance, including a notice or letter that could result in a lien or encumbrance, in the future.

      10. GENERAL PROVISIONS

      10.1 The Preliminary Escrow Agreement shall provide that at least once each calendar quarter, the escrow agent of the Preliminary Escrow Account will provide the PLC, the MPC, the Compromising Parties and the Settling Insurers with an accounting for the Preliminary Escrow Account.

      10.2 Neither the Compromising Parties nor the Related Parties nor the Settling Insurers guarantee or make any representation that the Temporary Escrow Account and/or the Preliminary Escrow Account and/or any earnings therefrom will be sufficient to satisfy the claims of the Class Members, the Independent Claims Plaintiffs, the Mississippi Plaintiffs, or any other person and/or entity with a claim Related to the Incident.

      10.3 If any Mississippi Plaintiff is a minor, ward, incompetent, succession or absentee under the laws of the state of Mississippi or the state where that Mississippi Plaintiff resides, the MPC shall take all necessary steps to satisfy any and all legal and equitable requirements of the applicable jurisdiction with respect to settlement approval; establishment of a guardianship, conservatorship, or the like; and/or any other action that is or may be required under the laws of the applicable jurisdiction to make the settlement of such Mississippi Plaintiff's claim final and binding. Furthermore, a certified copy of the order or decree approving the settlement and compromise of the claims of said person must be forwarded to the Compromising Parties in order for any funds to be distributed under this Agreement.

      10.4 In any case where a party has assumed a defense obligation under this Agreement, such party has the right to select counsel of its choice to assume any necessary defense, and such defense counsel shall be experienced and competent in the legal area being defended. If the party to be defended chooses different counsel to assume its defense or to associate with counsel selected by the party who has the defense obligation, the counsel so selected by the party to be defended and the legal costs incurred by such counsel shall be at the expense of the party to be defended. At the option of the Settling Insurers, in any filing or appearance in any proceeding in which a party defends as provided in this Agreement, the Settling Insurers may require the party to include the following disclaimer:

            Although [the party] is authorized to defend [the Settling Insurer(s)] and to resolve this litigation as [the party] deems appropriate, [the Settling Insurer(s)] take no position with respect to the policy of insurance issued by [the Settling Insurer(s)]. All statements and positions are solely those of [the party] and shall not constitute any representation or admission by [the Settling Insurer(s)].

      10.5 The MPC acknowledges and agrees that the obligations of the Compromising Parties and the Settling Insurers set forth in Section 7 above are duplicative of the obligations set forth in Section 7 of the Louisiana Conditional Agreement to Settle and do not create any independent or additional obligations on the part of the Compromising Parties or the Settling Insurers and shall be deemed fulfilled when the obligations of Section 7 of the Louisiana Conditional Agreement to Settle are fulfilled.

      10.6 Anything contained in this Conditional Agreement to Settle and/or the Preliminary Settlement Agreement to the contrary notwithstanding, the parties agree that the indemnity obligations of Class Members and Independent Claims Plaintiffs shall not extend to claims asserted by third parties against the Compromising Parties, the Related Parties, and/or the Settling Insurers under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq. Related to the Incident.

      10.7 Neither this Conditional Agreement to Settle nor the Agreement nor any proceeding taken hereunder shall be construed as or deemed to be evidence or an admission or concession by the Compromising Parties, the Related Parties, or the Settling Insurers of any liability or wrongdoing whatsoever, which is expressly denied by the Compromising Parties, the Related Parties, Hartford, and the Settling Insurers, or, on the part of the Mississippi Plaintiffs, of any lack of merit in their claims. None of the provisions of this Conditional Agreement to Settle or the Agreement nor evidence of any negotiations or proceedings in pursuance of the compromise and settlement herein, shall be offered or received in evidence in this action or any other action or proceeding as an admission or concession of liability or wrongdoing of any nature on the part of the Compromising Parties, the Related Parties, Hartford, or the Settling Insurers, or to establish jurisdiction or venue or to create a waiver of any affirmative defense. The provisions of the Conditional Agreement to Settle and/or the Agreement may be offered or received in evidence solely to enforce the terms and provisions hereof. The MPC, the Mississippi Plaintiffs, the Settling Insurers, and the Compromising Parties specifically acknowledge, agree and admit that this Conditional Agreement to Settle and the Agreement along with all related motions and pleadings shall be considered an offer to compromise and a compromise within the meaning of article 408 of the Mississippi Rules of Evidence and any equivalent rule of evidence of any state or federal court, and shall not be offered or received into evidence as an admission of liability or wrongdoing on the part of the Compromising Parties, the Related Parties, Hartford, or the Settling Insurers or as a concession of liability or wrongdoing on the part of the Compromising Parties, the Related Parties, Hartford, or the Settling Insurers. The financial terms and provisions of the settlement of the claims of the Initial Twenty Plaintiffs shall be kept in strict confidence by the parties and their counsel. This
Section 10.7 shall survive the termination of the Agreement.

      10.8 This Agreement, including the exhibits attached hereto, and the Letter Agreement constitute the entire agreement among the parties and may not be modified, amended, or waived except by a written instrument duly executed by all the parties or their authorized representatives. This Agreement and the Letter Agreement supersede and replace any previous agreements or understandings between the parties, or any of them, on the subject matter thereof.

      10.9 All of the undersigned attorneys who appear on behalf of designated law firms severally represent that they have been duly authorized by their designated law firms to enter into the Agreement. Likewise, the undersigned attorneys who appear on behalf of the Compromising Parties severally represent that they have been duly authorized to enter into the Agreement on behalf of their clients and the undersigned signatories who appear for or on behalf of the Settling Insurers severally represent that they have been duly authorized to enter into the Agreement for or on behalf of the Settling Insurer for whom or on whose behalf they appear.

      10.10 This Conditional Agreement to Settle may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      10.11 The terms and conditions of this Agreement shall bind and inure to the benefit of the heirs, executors, administrators, predecessors in interest, successors in interest, legal representatives, and assigns of all parties hereto.

      10.12 The waiver by a party of any term, condition, covenant, or breach of the Agreement shall not be deemed to be a continuing waiver of same.

      10.13 For purposes of this Agreement, the use of singular form of any word includes the plural and vice versa.

      10.14 The parties agree that the terms and conditions of the Agreement are the result of negotiations between the parties or their counsel and that the Conditional Agreement to Settle shall not be construed in favor of or against any party by reason of the extent to which the parties or their counsel of record participated in the drafting of the same.

      10.15 The parties to the Agreement have agreed that the validity and interpretation of the Agreement and any of the terms or provisions hereof, as well as the rights and duties of the parties thereunder, shall be governed solely by the laws of the State of Mississippi without giving effect to any conflict of laws principles and that the exclusive forum for any claim related to the interpretation or enforcement of the Agreement shall be the Circuit Court of Hinds County, Mississippi, First Judicial District.

      10.16 Any notice, request, instruction, or other document to be given by any party to this Agreement to any other party to this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, as follows:

      (i) If to the Compromising Parties or the Related Parties, to:

               Stephen A. Marshall
               RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
               30 Rockefeller Plaza New
               York, New York 10112

                      and

               John E. Wade, Jr.
               BRUNINI, GRANTHAM, GROWER & HEWES, PLLC
               1400 Trustmark Building
               248 East Capital Street
               Jackson, Mississippi 39201

                      and

               Leonard L. Kilgore, III
               KEAN, MILLER, HAWTHORNE, D'ARMOND,
               MCCOWAN & JARMAN, L.L.P.
               One American Place, 22nd Floor (70825)
               Post Office Box 3513
               Baton Rouge, Louisiana  70821

                      and

               Thomas Hardy
               TRANS-RESOURCES, INC.
               Nine W. 57th Street
               New York, New York 10019

                      and

               President
               VICKSBURG CHEMICAL COMPANY
               Rifle Range Road
               Vicksburg, Mississippi 39108

      (ii) If to the Settling Insurers,

               To National Union Fire Insurance Company of Pittsburgh, Pa.:

               Dayva Zaccaria
               Manager, Environmental Claims
               AIG Technical Services, Inc.
               80 Pine Street, 6th Floor
               New York, NY 10005

                      and

               To Steadfast Insurance Company:

               Thomas Lysaught
               Vice President of Environmental Claims
               STEADFAST INSURANCE COMPANY
               1400 American Lane
               Schaumburg, IL  60196

      (iii) If to the MPC, to each of the following:

Stuart H. Smith                David T. Cobb               Val P. Exnicios
SACKS & SMITH                  Post Office Box 16189       Liska, Exnicios & Nungesser
1615 Poydras Street, Suite     1900 Lakeland Drive         9701 Lake Forest Blvd.
860                            Jackson, MS  39236-6189     New Orleans, LA 70127
New Orleans, LA  70112

Robert L. Johnson, III         John Lee Grayson            Linnes Finney
1187 Martin Luther King Drive  Fleming, Hovenkamp &        Gary, Williams, Parenti, Finney,
Post Office Box 1678              Grayson                  Lewis,
Natchez, MS  39120             1330 Post Oak Boulevard,        McManus, Watson &
                               Suite 3030                  Sperando
                               Houston, TX  77056          Post Office Box 3390
                                                           Fort Pierce, Florida 34948

Gladstone N. Jones, III        Jack W. Harang              Henry A. Dart
SMITH, JONES & FAWER,          Jack Harang, PLC            Henry A.Dart, PLC
LLP                            3748 N. Causeway Blvd.,     3748 N. Causeway Blvd.
201 St. Charles Avenue, Suite  Suite 303                   Metairie, Louisiana  70002
3702                           Metairie, Louisiana  70002
New Orleans, LA  70170

Frank C. Dudenhefer, Jr.       John L. Young               Frank J. D'Amico, Jr.
Cummings, Cummings,            915 St. Louis Street        622 Baronne St., 2nd Floor
Dudenhefer                     New Orleans, LA  70112      New Orleans, LA 70130
    & Martin
416 Gravier Street
New Orleans, LA 70130

The parties may change their respective recipients and addresses for notice by giving notice of such change to the other parties pursuant to this Section 10.16.

As of August 20, 1998                      /s/ John E. Wade, Jr.
---------------------------                ------------------------------------
Date                                       John E. Wade, Jr., MSB#6850
                                           Robert L. Gibbs, MSB #4816
                                           T. Michael Cronin, MSB #10108
                                           BRUNINI, GRANTHAM, GROWER & HEWES
                                           1400 Trustmark Building
                                           248 East Capitol St.
                                           Jackson, MS 39201
                                           Telephone:  (601) 948-3101

                                           and

As of August 20, 1998                      /s/ Leonard L. Kilgore, III
---------------------------                ------------------------------------
Date                                       Leonard L. Kilgore, III (#7372)
                                           Sandra L. Edwards (#14248)
                                           Esteban Herrera, Jr. (#20859)
                                           KEAN, MILLER, HAWTHORNE, D'ARMOND,
                                           MCCOWAN & JARMAN, L.L.P.
                                           One American Place, 22nd Floor
                                           Post Office Box 3513
                                           Baton Rouge, Louisiana  70821
                                           Telephone:  (504) 387-0999

                                           ATTORNEYS FOR VICKSBURG CHEMICAL
                                           COMPANY AND CEDAR CHEMICAL
                                           CORPORATION

As of August 20, 1998                      /s/ Stephen A. Marshall
---------------------------                ------------------------------------
Date                                       Stephen A. Marshall
                                           Martin P. Michael
                                           Martin J. Schwartz
                                           RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
                                           30 Rockefeller Plaza - 29th Floor
                                           New York, NY  10112
                                           Telephone:  (212) 698-7700

                                           ATTORNEYS FOR TRANS-RESOURCES, INC.
                                           TPR INVESTMENT ASSOCIATES, INC. AND
                                           NINE WEST CORPORATION

As of August 20, 1998                      National Union Fire Insurance Company
---------------------------                  of Pittsburgh, Pa.
Date

                                           /s/ Dayva Zaccaria
                                           -------------------------------------
                                           Dayva Zaccaria, Manager
                                           Environmental Claims Department
                                           AIG Technical Services, Inc, as
                                           authorized agent for
                                           National Union Fire Insurance Company
                                           of Pittsburgh, Pa.
                                           80 Pine Street, 6th Floor
                                           New York, NY 10005
                                           Telephone:  (212) 770-7000

                                           FOR NATIONAL UNION FIRE INSURANCE
                                           COMPANY OF PITTSBURGH, PA

As of August 20, 1998                      /s/ Thomas Lysaught
---------------------------                ------------------------------------
Date                                       Thomas Lysaught
                                           Vice President of Environment Claims
                                           STEADFAST INSURANCE COMPANY
                                           1400 American Lane
                                           Schaumburg, IL  60196
                                           Telephone:  (847) 605-6049

                                           STEADFAST INSURANCE COMPANY

As of August 20, 1998                      /s/ Katrina Von Hadermann
---------------------------                ------------------------------------
Date                                       Katrina Von Hadermann
                                           FLEMING, HOVENKAMP & GRAYSON
                                           1330 Post Oak Blvd., Suite 3030
                                           Houston, Texas  77056-3019
                                           Telephone:  (713) 621-7944

As of August 20, 1998                      /s/ Stuart H. Smith
---------------------------                ------------------------------------
Date                                       Stuart H. Smith
                                           SACKS & SMITH
                                           1615 Poydras Street, Suite 860
                                           New Orleans, Louisiana  70112
                                           Telephone:  (504) 593-9600

As of August 20, 1998                      /s/ John L. Young
---------------------------                ------------------------------------
Date                                       John L. Young
                                           915 St. Louis Street
                                           New Orleans, Louisiana  70112
                                           Telephone:  (504) 581-2200

As of August 20, 1998                      /s/ Val P. Exnicios
---------------------------                ------------------------------------
Date                                       Val P. Exnicios
                                           Liska, Exnicios & Nungesser
                                           9701 Lake Forest Blvd.
                                           New Orleans, Louisiana  70127
                                           Telephone:  (504) 245-1612

As of August 20, 1998                      /s/ Linnes Finney
---------------------------                ------------------------------------
Date                                       Linnes Finney
                                           GARY, WILLIAMS, PARENTI, FINNEY,
                                             LEWIS, MCMANUS, WATSON & SPERANDO
                                           P.O. Box 3390
                                           320 South Indian River Drive
                                           Fort Pierce, Florida  34948
                                           Telephone:  (561) 464-4226

As of August 20, 1998                      /s/ Gladstone N. Jones, III
---------------------------                ------------------------------------
Date                                       Gladstone N. Jones, III
                                           SMITH, JONES & FAWER, LLP
                                           201 St. Charles Avenue, Suite 3702
                                           New Orleans, Louisiana  70170
                                           Telephone:  (504) 525-2200

As of August 20, 1998                      /s/ Jack W. Harang
---------------------------                ------------------------------------
Date                                       Jack W. Harang
                                           Jack Harang, PLC

                                           3748 N. Causeway Blvd., Suite 303
                                           Metairie, Louisiana  70002
                                           Telephone:  (504) 828-2777

As of August 20, 1998                      /s/ Henry A. Dart
---------------------------                ------------------------------------
Date                                       Henry A. Dart
                                           Henry A. Dart, PLC
                                           3748 N. Causeway Blvd.
                                           Metairie, Louisiana  70002
                                           Telephone:  (504) 838-8383

As of August 20, 1998                      /s/ Frank J. D'Amico, Jr.
---------------------------                ------------------------------------
Date                                       Frank J. D'Amico, Jr.
                                           622 Baronne St., 2nd Floor
                                           New Orleans, Louisiana  70130
                                           Telephone:  (504) 525-9561

As of August 20, 1998                      /s/ Frank C. Dudenhefer, Jr.
---------------------------                ------------------------------------
Date                                       Frank C. Dudenhefer, Jr.
                                           CUMMINGS, CUMMINGS & DUDENHEFER
                                           416 Gravier Street
                                           New Orleans, Louisiana  70130-2499
                                           Telephone:  (504) 586-0000

As of August 20, 1998                      /s/ David T. Cobb
---------------------------                ------------------------------------
Date                                       David T. Cobb
                                           LAW OFFICE OF DAVID T. COBB
                                           P.O. Box 1619
                                           Jackson, Mississippi  39236
                                           Telephone:  (601) 981-6835

As of August 20, 1998                      /s/ Robert L. Johnson, III
---------------------------                ------------------------------------
Date                                       Robert L. Johnson, III
                                           Post Office Box 1678
                                           Natchez, Mississippi  39120
                                           Telephone:  (601) 442-9372

                                           ATTORNEYS FOR THE MISSISSIPPI
                                           PLAINTIFFS